Exhibit 99.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") dated as of April 21, 2015 by and among Ballantyne Strong, Inc., a Delaware corporation (the "Company") and Fundamental Global Partners, LP, a Delaware limited partnership ("Partners"), Fundamental Global Partners Master Fund, LP, a Cayman Islands limited partnership ("Master Fund"), Fundamental Global Partners GP, LLC, a North Carolina limited liability company ("GP"), FG Partners GP, LLC, a Florida limited liability company ("FG GP"), and Fundamental Global Investors, LLC, a North Carolina limited liability company ("Investors LLC" and, together with Partners, Master Fund, GP and FG GP the "Investors" and each an "Investor").

RECITALS

A. The Company has outstanding approximately 14,103,396 shares of Common Stock (as defined below) as of March 16, 2015.

B. The Company and each Investor (each a "Party") desire to enter into this Agreement, which (i) grants to the Investors the right to have five of its designees nominated for election to the Company's Board of Directors (the "Board of Directors") at the Company’s Annual Meeting of Stockholders scheduled for May 13, 2015 ("2015 Annual Meeting"), (ii) restricts certain purchases of the Company's capital stock by the Investors and their respective Affiliates and Associates and (iii) provides for certain other obligations and limitations on the Investors and their respective Affiliates and Associates.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1            Certain Definitions. The capitalized terms used in the Agreement will have the meanings specified in Exhibit A hereto.

Section 1.2            Interpretation and Construction of this Agreement. The definitions in Exhibit A hereto will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections and Schedules will be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context will otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context will otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representation and Warranties by the Investors. Each of the Investors hereby represents and warrants to the Company as follows:

(a)                Such Investor has all requisite power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Investor.

(b)               This Agreement has been duly executed and delivered by such Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or by general principles of equity.

(c)                No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit such Investor to perform its respective obligations under this Agreement, except for such as have been obtained.

(d)               The shares of Common Stock set forth on Schedule 2.1(d) attached hereto represent all of the shares of capital stock of the Company, if any, which are Beneficially Owned by such Investor on the date hereof. Such shares are owned free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or similar restriction.

Section 2.2            Representations and Warranties by the Company. The Company represents and warrants to the Investors as follows:

(a)                The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

(b)               This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

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(c)                No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.

ARTICLE III
RESTRICTIONS ON ACQUISITION OF VOTING SECURITIES
BY EACH INVESTOR AND ITS AFFILIATES AND ASSOCIATES

Section 3.1            Acquisition Restrictions. Subject to Section 3.2, each Investor agrees that it will not, and will cause each of its respective Affiliates and Associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Common Stock on and following the Effective Date, if as a result the shares of Common Stock Beneficially Owned in the aggregate by all of the Investors and their Affiliates and Associates would represent more than the twenty percent (20%) of the outstanding shares of Common Stock at such time (“Percentage Limitation”).

Section 3.2            Effect of Action by the Company. The Investors will not be deemed in violation of this Article III if the Beneficial Ownership of shares of Common Stock by the Investors and their Affiliates and Associates exceeds the Percentage Limitation solely as a result of an acquisition of shares of Common Stock by the Company that, by reducing the number of outstanding shares of Common Stock, increases the proportionate number of shares of Common Stock Beneficially Owned by the Investors and their Affiliates and Associates.

Section 3.3            The Company's Rights Plan. Promptly following the execution of this Agreement, the Company will take such action as may be necessary to amend the Rights Plan so that it will expire within five business days of the date hereof without any consideration being paid to the holders of the rights thereunder.

Section 3.4            Exceptions. Section 3.1 shall not apply to any of the Excepted Parties. Section 3.1 shall no longer apply in the event that (a) one or more Persons that do not currently have on file with the SEC a Schedule 13D or 13G reporting Beneficial Ownership of 5% or more of the Common Stock file one or more Schedules 13D and/or 13G with the SEC disclosing the Beneficial Ownership of Common Stock in the aggregate equal to 20% or more of the outstanding shares of Common Stock or (b) any Person that has previously reported Beneficial Ownership of 5% or more of the Common Stock files a Schedule 13D and/or 13G with the SEC disclosing the Beneficial Ownership of Common Stock along with its Affiliates, Associates and “group” members in the aggregate equal to 20% or more of the outstanding shares of Common Stock. The Investors shall not be deemed to be Affiliates or Associates with CWA Asset Management Group, LLC (doing business as “Capital Wealth Advisors”), with respect to the Common Stock held in accounts of its customers, or with respect to any such customers with respect to the shares held in such accounts, and the Investors will not be deemed to Beneficially Own any such shares, for any purpose under this Agreement.

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ARTICLE IV
OTHER LIMITATIONS; QUORUM; DIRECTORS

Section 4.1            Covenants. Within two (2) Business Days of the date of this Agreement, the Investors will file, or cause to be filed on their behalf, with the SEC (i) an amendment to their Schedule 14A terminating the proxy contest by the Investors with the Company regarding the election of their nominees to the Board of Directors at the 2015 Annual Meeting, and (ii) an amendment to their Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

In addition to the foregoing, and except as set forth in Section 4.2, the Investors agree that they will not, and they will cause each of their Affiliates and Associates not to, directly or indirectly, alone or in concert with others, unless specifically permitted by a Supermajority Board Vote, take any of the actions set forth below:

(a)                effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist, encourage or seek to persuade, any other Person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

(i)                 any acquisition of Beneficial Ownership of Common Stock or other equity interests in the Company, provided that in the case of any of the Investors or their Affiliates and Associates, such acquisition may be made to the extent they would not result in a breach of Article III of this Agreement;

(ii)               any tender or exchange offer, merger, consolidation, share exchange or business combination involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company;

(iii)             any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of its business or any substantial part of the assets of the Company; or

(iv)             other than solely in connection with the nomination or election at the 2015 Annual Meeting of no more than a total of five (5) Investor Directors to the Board of Directors, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the Company or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to the Company;

(b)               propose any matter for submission to a vote of shareholders of the Company; provided that nothing in this Section 4.1(b) will restrict the manner in which the Investor Directors may (i) vote on any matter submitted to the Board of Directors, or (ii) participate in deliberations or discussions of the Board of Directors (including making suggestions and raising issues to the Board of Directors) in such director's capacity as a member of the Board of Directors and in no other capacity;

(c)                grant any proxy with respect to any Voting Securities to any Person not designated by the Company;

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(d)               deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement, agreement or understanding with respect to the Voting of such Voting Securities or other agreement having similar effect;

(e)                execute any written shareholder consent with respect to the Company;

(f)                take any other action to seek to affect the control of the management or Board of Directors of the Company; provided that nothing in this Section 4.1(g) will restrict the manner in which the Investor Directors may (i) vote on any matter submitted to the Board of Directors, or (ii) participate in deliberations or discussions of the Board of Directors (including making suggestions and raising issues to the Board of Directors) in such director's capacity as a member of the Board of Directors and in no other capacity;

(g)               initiate any litigation against the Company or any of its directors, officers, employees or agents, except to enforce this Agreement;

(h)               call or seek to have called any special meeting of the shareholders of the Company other than through participation as a director of the Company and with prior approval by a Supermajority Board Vote or as required by Applicable Law;

(i)                 request the Company or the Board of Directors, directly or indirectly, to amend, waive or terminate any provision of this Agreement; or

(j)                 enter into any discussions, negotiations, arrangements or understandings with any Person other than the Company with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Section 4.2            Exceptions to Covenants. Notwithstanding any other provision of this Agreement to the contrary, including the foregoing Section 4.1:

(a)                if any Party other than the Company, an Investor or its Affiliates or Associates commences or otherwise undertakes any tender or exchange offer, an Investor may commence a competing tender or exchange offer having terms at least as favorable as those terms offered by such third party; and

(b)               if a Supermajority Board Vote approves a Control Transaction or directs the officers, advisors or agents of the Company to find or negotiate with a third party regarding a Control Transaction, then the provisions of this Agreement will not be applicable until such time as a Supermajority Board Vote approves the abandonment of such actions.

Section 4.3            Press Releases, Etc.

(a)                The Company and the Investors will promptly disclose the existence of this Agreement after its execution pursuant to a press release substantially in the form annexed hereto as Exhibit B; provided, however, that no Party will disclose the existence of this Agreement until the press release is issued.

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(b)               Unless required by Applicable Law, no Investor or any of its Affiliates or Associates, may make any press release, public announcement or other communication with respect to any of the matters described in Section 4.1 without approval by a Supermajority Board Vote. Nothing in this Section 4.3 will permit any Investor or its Affiliates or Associates to take any action which would otherwise violate any provision contained in Section 4.1.

Section 4.4            Voting of the Company’s Voting Securities. Subject to Section 4.2 of this Agreement, each Investor and its Affiliates and Associates will vote its shares of Common Stock at the 2015 Annual Meeting (a) for the election of the directors set forth in Exhibits E and F hereto, and (b) against any item of business raised at a meeting of the shareholders of the Company that has not complied with the Company’s advance notice bylaw.

Section 4.5            Confidentiality. In connection with discussions between the Investors and their representatives and the Company and its representatives regarding this Agreement, the Company or its representatives may disclose to any Investor or its representatives information which is confidential to the Company. Any such disclosure is subject to the confidentiality agreement entered into between the Company and the Investors attached hereto as Exhibit C, which continues in full force and effect.

Section 4.6            Quorum. Each Investor will use reasonable efforts to ensure that it will be present, and will use reasonable efforts to cause its Affiliates and Associates owning Voting Securities to be present, in each case, in person or by proxy, at all meetings of shareholders of the Company so that all Voting Securities Beneficially Owned by each Investor and its Affiliates and Associates will be counted for purposes of determining the presence of a quorum at such meeting.

Section 4.7            Notice of Proposals Regarding Acquisition Transactions. Each Investor agrees that it will notify the Company promptly if any inquiries or proposals which such Investor reasonably believes are of substance are received by, any information is exchanged with respect to, or any negotiations or substantive discussions are initiated or continued with, such Investor or, to such Investor's knowledge, with any of its Affiliates or Associates regarding any proposal involving (a) a sale of all or substantially all of the assets of the Company, (b) a third-party tender offer, exchange offer or other purchase offer for Voting Securities with a number of Votes in excess of five percent (5%) of the Voting Power of the Company, or (c) a merger, consolidation or other business combination involving the Company.

Section 4.8            Board Expansion, Election and Committees.

(a)                Pursuant to Article II, Section 1 of the Company's Bylaws, the Incumbent Directors have unanimously expanded the size of the whole Board to nine directors pursuant to the resolution attached hereto as Exhibit D.

(b)               The Incumbent Directors have unanimously nominated the election of the Investor Directors and the Remaining Incumbent Directors at the 2015 Annual Meeting. The Incumbent Directors will not withdraw or rescind these nominations, or change the number of director nominations being made by the Company’s board, at any time prior to the 2015 Annual Meeting. The Company will hold the 2015 Annual Meeting as scheduled on May 13, 2015 and will not adjourn or postpone the 2015 Annual Meeting. The Company will not take any action to reopen the period of time during which director nominations or other business may be properly proposed by shareholders for the 2015 Annual Meeting under the advance notice provisions contained in the Company’s by-laws.

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(c)                In the case of any vacancy occurring with respect to the Remaining Incumbent Directors serving on the Board of Directors, the vacancy will be filled by a Supermajority Board Vote. In the case of any vacancy occurring with respect to the Investor Directors serving on the Board of Directors, the vacancy may be filled only by the Investors, and the Board of Directors of the Company will take all such action permitted by Applicable Law and applicable rules of the New York Stock Exchange that is necessary to cause any designee appointed by the Investors to fill such vacancy to be promptly appointed to the board.

(d)               The Investors will provide all information requested by the Company and reasonably necessary for the Company to prepare the proxy statement in accordance with the SEC's proxy rules in a timely and complete manner.

(e)                Following the 2015 Annual Meeting, at least two of the Remaining Incumbent Directors shall be a member of each Committee of the Board of Directors, unless any such director would not qualify under Applicable Law as a “disinterested director” with respect to the matters that have been delegated by the Board of Directors to the applicable Committee.

(f)                Between the date of this Agreement and through the date of the 2015 Annual Meeting, the Company’s board of directors will not take any actions outside of the normal course of business, including without limitation the declaration or payment of any dividend, the approval or execution of any employment agreement, compensation plan, severance arrangement, retention bonus arrangement, severance arrangement or change in control arrangement, or the approval or execution of any amendment to any equity plan or award or any employment agreement, plan or arrangement.

(g)               The Company shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by the Company under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions of this Agreement.

ARTICLE V
TERM AND TERMINATION

Section 5.1            Termination. The provisions of this Agreement will terminate upon the earlier of (i) final adjournment of the 2017 annual meeting of the Company's shareholders or, (ii) adoption of a resolution by a Supermajority Board Vote terminating this Agreement. Any termination of this Agreement as provided herein will be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.

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ARTICLE VI
MISCELLANEOUS

Section 6.1            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.1):

The Company:	Ballantyne Strong, Inc.
13710 FNB Parkway, Ste. 400
Omaha, Nebraska 68154
Attn: Dave Anderson
E-mail: Dave.Anderson@btn-inc.com

with a copy to:	Stinson Leonard Street, LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
Attn: John A. Granda, Esq.
Facsimile.: (816) 412-1159
E-mail: John.Granda@stinsonleonard.com

The Investor:	Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
Attn: D. Kyle Cerminara
E-mail: kyle@fundamentalglobal.com

with a copy to:	Thompson Hine LLP
390 Key Center
127 Public Square
Cleveland, Ohio 44114
Attn: Derek D. Bork
Facsimile: 216-566-5800
E-mail: derek.bork@thompsonhine.com

Section 6.2            Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each of the other Parties, which in the case of the Company will require approval by a Supermajority Board Vote.

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Section 6.3            Entire Agreement. This Agreement, including the Exhibits and Schedule attached hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement, including the Exhibits and Schedule attached hereto, supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 6.4            Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof will be effective, unless set forth in a writing signed by, and delivered to, all the Parties, which in the case of the Company will require approval by a Supermajority Board Vote. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 6.5            Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

Section 6.6            Governing Law; Exclusive Jurisdiction; Service of Process. This Agreement will be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to conflicts of laws principles. Each of the parties hereto (a) submits to the exclusive jurisdiction of the federal and/or state courts sitting in Delaware for purposes of all legal proceedings with respect hereto, (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (c) irrevocably consents to service of process in such proceeding in the manner provided for notices in Section 6.1, and (d) agrees that nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any such proceeding in any other manner permitted by law.

Section 6.7            Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

Section 6.8            Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

Section 6.9            Remedies. Each of the Parties acknowledges and agrees that each Party would suffer irreparable damage in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such damage may not be compensable in money damages. It is accordingly agreed that, in the event of a breach, violation or threatened breach or violation of the terms this Agreement by any of the Parties, each of the other Parties will be entitled to specific enforcement of, and injunctive relief to prevent any breach, violation or further breach or violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity. In the event an action seeking injunctive relief hereunder, no Party will be required to post bond.

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IN WITNESS WHEREOF, the Company and each Investor have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

BALLANTYNE STRONG, INC.

By:	/s/ Gary L. Cavey
Name: Gary L. Cavey
Title: President and CEO

FUNDAMENTAL GLOBAL PARTNERS, LP

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, LP

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL PARTNERS GP, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FG PARTNERS GP, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL INVESTORS, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: CEO, Partner and Manager

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SCHEDULE 2.1(d)

694,925 shares of Common Stock held by Fundamental Global Partners, LP

1,290,823 shares of Common Stock held by Fundamental Global Partners Master Fund, LP.

EXHIBIT A

DEFINITION OF TERMS

The following terms have the meanings specified below:

"Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

"Applicable Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

"Associate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

"Beneficial Owner". A Person shall be deemed the "Beneficial Owner" of, and to have “beneficial ownership” of, and shall be deemed to “beneficially own," any securities as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 of the General Rules and Regulations under the Exchange Act, as such Rules are in effect on the date of this Agreement.

"Business Day" means a day other than a Saturday, a Sunday, a day on which banking institutions in the States of New York or Missouri are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

"Common Stock" means the common stock of the Company.

"Control Transaction" means an agreement by the Company to be a party to (a) any consolidation or merger, other than a merger or consolidation in which the holders of the Company's Common Stock (exclusive of the Investors and their Affiliates and Associates) immediately prior to such merger or consolidation Beneficially Own a majority of the common stock of the surviving corporation immediately after such merger or consolidation or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

“Excepted Parties” means (a) CWA Asset Management Group, LLC (doing business as “Capital Wealth Advisors”), with respect to the Common Stock held in accounts of its customers, and any such customers with respect to the shares held in such accounts, (b) any investor in any of Fundamental Global Partners, LP or Fundamental Global Partners Master Fund, LP and such investor’s Affiliates, Associates and Beneficial Owners, and (c) any Person that has at any time served as a director or officer of the Company, with respect to equity awards granted to them by the Company and Common Stock acquired by them consistent with the Company’s Stock Ownership Guidelines for Directors and Officers.

"Effective Date" means the date on which the Rights Plan has been terminated.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Governmental Authority" means any federal, state, local or political subdivision, governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolution panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

"Group" means any group within the meaning of Section 13(d)(3) of the Exchange Act, and Rule 13d-5(b) thereunder, in each case as in effect on the date hereof.

"Incumbent Directors" means those individuals who, as of the date hereof, constitute the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors then serving on the Board of Directors will be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors. For the avoidance of doubt, any Investor Director will not be an Incumbent Director.

"Investor Directors" means the directors listed on Exhibit E hereto, and any successors of such individual as set forth in Section 4.8(c).

"Percentage Limitation" has the meaning set forth in Section 3.1 of the Agreement.

"Person" means an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

"Rights Plan" means the Rights Agreement dated as of November 5, 2014 between the Company and Computershare, Inc., as rights agent.

“Remaining Incumbent Directors” means those Incumbent Directors listed on Exhibit F hereto that have been nominated by a majority of the Incumbent Directors for election to the Company’s Board of Directors at the 2015 Annual Meeting and their replacements appointed pursuant to Section 4.8(c).

"SEC" means the Securities and Exchange Commission.

"Supermajority Board Vote" means the affirmative vote of at least six of the nine members constituting the full Board of Directors, of which at least two of whom must be Remaining Incumbent Directors.

"Vote" means, as to any entity, the ability to cast a vote at a shareholders' or comparable meeting of such entity with respect to the election of directors or other members of such entity's governing body.

"Voting Power" means the aggregate number of Votes of the Company outstanding as at such date.

"Voting Securities" means the Common Stock and any other securities of the Company having the right to Vote.

EXHIBIT B

FORM OF PRESS RELEASE

Ballantyne Strong and Fundamental Global Investors

Announce Settlement of Proxy Contest

OMAHA, Nebraska (April 22, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN) (“the Company”) and Fundamental Global Investors (“FGI”) today announced the settlement of FGI’s proxy contest.

Key terms of the settlement are as follows:

•	The Board of Directors will be expanded from seven members to nine members.

•	Five of the members of the Board of Directors will come from FGI’s slate of proposed directors: D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino, and Robert J. Roschman.

•	Four of the members of the Board of Directors will come from incumbent directors of Ballantyne Strong: Samuel C. Freitag, James C. Shay, Marc E. LeBaron, and Gary L. Cavey.

•	At least two of the incumbent directors will serve on all committees of the Board of Directors for two years.

•	FGI and certain of its affiliates and associates agree not to acquire, in the aggregate, beneficial ownership of more than 20% of the outstanding shares of common stock of Ballantyne Strong for two years.

•	The Company will amend its Shareholder Rights Plan to expire within five business days after the date hereof without any consideration being paid to the holders of the rights thereunder.

FGI has withdrawn its proxy contest, and the combined slate of nine directors will stand for election at the Company’s 2015 Annual Meeting of Stockholders to be held on May 13, 2015.

“The Board is pleased to announce this settlement with Fundamental Global Investors and is confident that the changes we are making will serve the best interests of our shareholders,” said Samuel C. Freitag, Chairman of the Board of Directors of Ballantyne Strong. “We believe the new composition of the Board of Directors is a strong collection of highly experienced and accomplished executives with diverse skill sets that will provide energetic and active leadership as we work to enhance long-term shareholder value.”

“We look forward to working with Ballantyne Strong’s management team, Sam Freitag and the newly formed Board to improve returns for shareholders,” said D. Kyle Cerminara, Chief Executive Officer of Fundamental Global Investors. “We believe there is a significant opportunity to improve Ballantyne Strong’s financial performance while strengthening capital allocation decisions, corporate governance and shareholder relations. There is tremendous value to be unlocked at Ballantyne Strong, in our opinion, and we will look to instill a sense of urgency to create value for shareholders.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations. The Company does not undertake to update or revise forward-looking statements in this press release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

Important Additional Information

The Company, certain of its directors, its director nominees and certain of its officers are participants in the solicitation of proxies from the stockholders of the Company in connection with the Company’s 2015 Annual Meeting of Stockholders. Information concerning the identity and interests of these persons will be available in the Company’s definitive proxy statement, when available, that the Company plans to file with the Securities and Exchange Commission (“SEC”), as such proxy statement is subsequently supplemented or amended.

The Company’s definitive proxy statement, any other relevant documents and other proxy solicitation materials filed with the SEC concerning the Company are or will be available, when filed, free of charge at www.sec.gov and www.ballantynestrong.com. The Company’s stockholders should carefully read the definitive proxy statement, and any supplements thereto, and other proxy materials as and when they become available before making any voting decisions.

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CONTACT: Ballantyne Strong, Inc.

Financial Profiles, Inc.

Tony Rossi

310-622-8221

trossi@finprofiles.com

CONTACT: Fundamental Global Investors, LLC

D. Kyle Cerminara

Chief Executive Officer of Fundamental Global Investors, LLC

704-677-0534

EXHIBIT C

CONFIDENTIALITY AGREEMENT

Confidentiality Agreement

This Confidentiality Agreement (the "**Agreement**"), effective as of March 23, 2015 (the "**Effective Date**"), is by and between Ballantyne Strong, Inc. (the "**Company**") and Fundamental Global Investors, LLC (the "**Recipient**").

WHEREAS, in connection with the Recipient's preparation of a presentation regarding the Company, which is intended to include a proposed strategic plan and related projections (the "**Proposal**"), for consideration by the Executive Committee of the Company's Board of Directors as part of an effort to potentially settle a proxy contest initiated by the Recipient ("**Proxy Contest**"), the Recipient has requested, and will request, certain information concerning the Company which is non-public, confidential, or proprietary in nature and may be material for purposes of applicable securities laws; and

WHEREAS, the Company wishes to protect and preserve the confidentiality of such information and ensure compliance with applicable securities laws, including Regulation FD.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. For purposes of this Agreement, the following terms have the following meanings:

(a) "**Proposal Material**" means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives after the date hereof and on or prior to the date that Recipient presents the Proposal regarding the Company, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the Recipient which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term "Proposal Material" as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was available to the Recipient from a source other than the Company or its Representatives, provided that such source, to Recipient's knowledge after reasonable inquiry, is not and was not bound by a confidentiality agreement regarding the Company; or (iii) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement.

(b) "**Person**" means any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, members of joint venture entities or other entity.

(c) "**Representatives**" means, as to any Person, such Person's affiliates, and its and their respective directors, officers, employees, managing members,

general partners, agents and consultants (including attorneys, financial advisors and accountants).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2. The Recipient agrees to keep the Proposal Material strictly confidential and not to use the Proposal Material for any purpose other than to develop the Proposal and deliver it to the Executive Committee of the Company's Board of Directors with the goal of potentially settling the Proxy Contest (the "**Permitted Purpose**"). The Recipient shall not disclose or permit its Representatives to disclose any Proposal Material except if required by law, regulation or legal or regulatory process, but only in accordance with **Section 6**. The Recipient shall require any Representative who receives Proposal Material to be bound by the terms of this Agreement to the same extent as if they were parties hereto and the Recipient shall be responsible for any breach of this Agreement by any of its Representatives.

3. The Company agrees to use the Proposal solely for purposes of evaluating whether settling the Proxy Contest is in the best interests of the Company and its shareholders and will not disclose it or its contents as part of, or in connection with, its soliciting material in the Proxy Contest or otherwise. The Recipient agrees that it will not use the Proposal Material as part of, or in connection with, its soliciting material in the Proxy Contest.

4. Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Company, disclose to any person the existence or contents of this Agreement.

5. The Recipient understands and agrees that none of the Company or any of its Representatives: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Proposal Material or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Proposal Material or any errors therein or omissions therefrom.

6. If the Recipient or any of its Representatives is advised by the Recipient's counsel that it is required to disclose any Proposal Material, by law, regulation or legal or regulatory process, the Recipient shall (a) take all reasonable steps to preserve the privileged nature and confidentiality of the Proposal Material, including requesting that the Proposal Material not be disclosed to non-parties or the public; (b) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) cooperate with the Company, at the Company's sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only

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that portion of the Proposal Material which, on the advice of the Recipient's counsel, is legally required to be disclosed and, upon the Company's request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

7. At any time upon the Company's written request, the Recipient shall promptly, and in any event no later than five days after the request, return all Proposal Material (including all copies, extracts or other reproductions) to the Company or certify in writing to the Company that such Proposal Material (including any Proposal Material held electronically) has been destroyed. Notwithstanding the return or destruction of Proposal Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

8. To the extent that any Proposal Material includes materials subject to the attorney-client privilege, none of the Company or the Company is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Proposal Material (including Proposal Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

9. This Agreement shall continue for a period of two years after the Effective Date. The parties acknowledge and agree that nothing in this Agreement shall prevent any current or future member of the Board of Directors of the Company from using any of the Proposal Material in connection with his or her duties as a member of the Board or from voting or providing a written consent as a member of the Board authorizing or directing the Company to disclose any part of the Proposal Material at any time.

10. This Agreement shall be governed by the laws of the State of Delaware.

11. This Agreement sets forth the entire agreement regarding the Proposal Material and the Proposal, and supersedes all prior negotiations, understandings and agreements. No provision of this Agreement may be modified, waived or changed except by a writing signed by the parties hereto.

12. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other Persons, places or circumstances shall remain in full force and effect.

13. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Company or all or substantially all of the assets of the Company shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

FUNDAMENTAL GLOBAL
INVESTORS, LLC

By______________________

Name: Kyle Cerminara
Title: Chief Executive Officer

BALLANTYNE STRONG, INC.

By______________________

Name:
Title:

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EXHIBIT D

BOARD RESOLUTIONS

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

BALLANTYNE STRONG, INC.

The following resolutions were adopted by the Board of Directors (the "Board") of Ballantyne Strong, Inc., a Delaware corporation (the "Corporation"):

Approval of Settlement Agreement

WHEREAS, the Executive Committee of the Board has determined that it is in the best interests of the Corporation and its stockholders for the Corporation to enter into a Settlement Agreement, in the form attached hereto as Exhibit A, (the "Settlement Agreement") with Fundamental Global Investors, LLC, and certain of its affiliates (collectively, “FGI”), resolving the proxy contest initiated by FGI;

WHEREAS, the Executive Committee hereby recommends to the Board that the Corporation enter into the Settlement Agreement and perform the actions contemplated thereby;

RESOLVED, that the Settlement Agreement be, and the same hereby is, approved and adopted in all respects;

FURTHER RESOLVED, that (i) the approval of the Settlement Agreement hereunder and the requirements contained therein shall be deemed to be an "other cause" of vacancies and newly created directorships resulting from an increase in the authorized number of directors on the Board for purposes of Article II, Section 2 of the Corporation's Bylaws and (ii) these resolutions shall be deemed to constitute the resolutions referenced in Article II, Section 2 of the Corporation's Bylaws for purposes of providing that the methodology for filling vacancies set forth in Section 4.8(c) of the Settlement Agreement shall be utilized, to the extent permitted by Applicable Law (as defined in the Settlement Agreement) and applicable rules of the New York Stock Exchange; and

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered to enter into, in the name and on behalf of the Corporation, the Settlement Agreement in the form attached hereto.

Expansion of Board Pursuant to Settlement Agreement

WHEREAS, pursuant to Article II, Section 1 of the Corporation's Bylaws, the authorized number of directors on the Board shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board;

WHEREAS, the number of directors authorized to serve on the Board is currently fixed at seven members, and Section 4.8(a) of the Settlement Agreement requires that the Board expand the number of directors authorized to serve on the Board from seven to nine directors; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to expand the number of authorized directors on the Board from seven to nine directors.

RESOLVED, that the number of authorized directors on the Board be, and hereby is, fixed at nine directors.

Director Nominations for 2015 Annual Meeting of Stockholders

WHEREAS, pursuant to Article I, Section 1 of the Corporation's Bylaws, nominations of persons for election at each annual meeting of stockholders to the Board may be made by or at the direction of the Board;

WHEREAS, Section 4.8(b) of the Settlement Agreement acknowledges that the Board has nominated certain persons for election to the Board at the Corporation's 2015 Annual Meeting of Stockholders; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to nominate D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino, Robert J. Roschman, Samuel C. Freitag, James C. Shay, Marc E. LeBaron and Gary L. Cavey to stand for election as directors of the Corporation at the Corporation's 2015 Annual Meeting of Stockholders for a term expiring at the Corporation's 2016 Annual Meeting of Stockholders.

RESOLVED, that D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino, Robert J. Roschman, Samuel C. Freitag, James C. Shay, Marc E. LeBaron and Gary L. Cavey be, and hereby are, nominated to stand for election as directors of the Corporation at the Corporation's 2015 Annual Meeting of Stockholders for a term expiring at the Corporation's 2016 Annual Meeting of Stockholders; and

FURTHER RESOLVED, that the Board unanimously recommends that the shareholders of the Corporation vote in favor of the election of D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino, Robert J. Roschman, Samuel C. Freitag, James C. Shay, Marc E. LeBaron and Gary L. Cavey at the 2015 Annual Meeting of Stockholders for a term expiring at the Corporation's 2016 Annual Meeting of Stockholders.

General Enabling Resolution

RESOLVED, that the officers of the Corporation be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Corporation, to take all actions and to execute and deliver such other documents as they, or any of them, may deem necessary or appropriate to carry out the intent and purposes of the foregoing resolutions.

Ratification of Prior Actions

RESOLVED, that any actions taken by any of the officers of the Corporation prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved.

* * *

Exhibit A

Form of Settlement Agreement

(See attached.)

EXHIBIT E

NAMES OF INVESTOR DIRECTORS

D. Kyle Cerminara

William J. Gerber

Charles T. Lanktree

Robert J. Marino

Robert J. Roschman

EXHIBIT F

NAMES OF REMAINING INCUMBENT DIRECTORS

Samuel C. Freitag
James C. Shay
Marc E. LeBaron
Gary L. Cavey